Exhibit 5.2
April 2, 2009
StatoilHydro ASA,
      Forusbeen 50,
           N-4035 Stavanger,
               Norway.
StatoilHydro Petroleum AS,
     Forusbeen 50,
          N-4035 Stavanger,
               Norway.
Ladies and Gentlemen:
          In connection with the registration under the Securities Act of 1933 (the “Act”) by StatoilHydro ASA, a Norwegian corporation (the “Company”) of an indeterminate principal amount of debt securities (the “Debt Securities”) of the Company, and the related guarantees (the “Guarantees”) of the Debt Securities by StatoilHydro Petroleum (the “Guarantor”), and ordinary shares (the “Ordinary Shares”) of the Company, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
          Upon the basis of such examination, we advise you that, in our opinion, when Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 (as so amended, the “Registration Statement”) has become effective under the Act, the Indenture relating to the Debt Securities and the Guarantees has been duly authorized,

StatoilHydro ASA
StatoilHydro Petroleum AS
executed and delivered, the terms of the Debt Securities and the Guarantees, and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or the Guarantor, as applicable and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or the Guarantor, as applicable, and the Debt Securities and the Guarantees have been duly executed and, in the case of the Debt Securities, authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Debt Securities will constitute valid and legally binding obligations of the Company and the Guarantees will constitute valid and legally binding obligations of the Guarantor, in each case, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          We note that, as of the date of this opinion, a judgment for money in an action based on a Debt Security denominated in a foreign currency or currency unit or the related Guarantee in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Debt Security is denominated or the related Guarantee into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a Debt Security denominated in a foreign currency or the related Guarantee, a state court in the

StatoilHydro ASA
StatoilHydro Petroleum AS
State of New York rendering a judgment on such Debt Security or Guarantee would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Debt Security or Guarantee is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.
          The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Norwegian law, we have relied upon the opinion, dated today’s date of Catherine Marchand Støle, Senior Legal Counsel of StatoilHydro ASA and StatoilHydro Petroleum AS, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of the Senior Legal Counsel.
          Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantor and other sources believed by us to be responsible.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the Securities” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

StatoilHydro ASA
StatoilHydro Petroleum AS
Very truly yours,
/s/ SULLIVAN & CROMWELL LLP